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                                                                   Exhibit 10(s)

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), is made as of June 2, 1998, between The Washington Water Power Company, a Washington corporation (the "Company"), and Thomas Matthews ("Executive").

        WHEREAS, the Company desires to retain the services of Executive upon the terms and conditions set forth herein; and

        WHEREAS, Executive is willing to provide services to the Company upon the terms and conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements set forth below, the Company and Executive hereby agree as follows:

1. EMPLOYMENT AND DUTIES: LOCATION

        The Company will employ Executive and Executive will accept employment by the Company as its Chief Executive Officer and (assuming Executive is re-elected to the Company's Board of Directors (the "Board") by the Company's shareholders when necessary) Chairman of the Board. Executive shall, subject to the Company's Articles of Incorporation and Bylaws and to the authority of the Board, be in charge of the management of the business and affairs of the Company. Executive will perform the duties customarily performed by the Chairman and Chief Executive Officer of a corporation which is, in all respects, similar to the Company and such other duties as may be assigned from time to time by the Board, which relate to the business of the Company or its subsidiaries, or any business ventures in which the Company or its subsidiaries may participate. The Executive's services will be performed at the Company's offices in Spokane, Washington, in Houston, Texas, and at other locations, all at the direction of the Board.

2. ATTENTION AND EFFORT

        Executive will devote all of his entire working time, ability, attention and effort to the Company's business and will skillfully serve its interests during the term of this Agreement; provided, however that Executive may devote reasonable periods of time to (a) engaging in personal investment activities,
(b) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 11 hereof, and (c) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the performance of Executive's duties under this Agreement.

3. TERM

        Unless otherwise terminated pursuant to Section 9 of this Agreement, Executive's term of employment under this Agreement will commence on July 1, 1998 (the "Commencement Date") and will expire on the fifth anniversary of the Commencement Date (the "Employment Period").



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4. CERTAIN PAYMENTS, OPTIONS AND BENEFITS

        As an incentive to induce Executive to commence his employment with the Company, and to compensate Executive for certain compensation and awards he will forfeit as a result of leaving his prior employment, the Company shall provide Executive with the payments, restricted stock and option awards and other benefits set forth in this Section 4.

        4.1. SIGNING BONUS

        On the Commencement Date, the Company shall award Executive a signing bonus of $1,000,000 (the "Signing Bonus"). Of the total Signing Bonus, $300,000 shall be paid to Executive on the Commencement Date, less required payroll tax deductions. Receipt of the balance of the Signing Bonus shall be deferred by the Executive pursuant to the Company's Executive Deferral Plan. In the event that Executive terminates his employment with the Company prior to the expiration of the Employment Period under Section 9.2 hereof, other than for Good Reason (as defined in Section 9.6 below), Executive shall repay to the Company, within 60 days of date of termination, that amount of the Signing Bonus as is proportionate to the period of time remaining in the Employment Period (e.g., if Executive so terminates his employment with the Company on the third anniversary of the Commencement Date, two-fifths or $400,000 of the signing bonus shall be repaid to the Company).

        4.2. RESTRICTED STOCK AWARD

        Executive will be awarded restricted shares of the Company's Common Stock (the "Common Stock") having a fair market value on the Commencement Date equal to $2,000,000. One-third of this award will vest on each of the third, fourth and fifth anniversaries of the Commencement Date. For purposes of this
Section 4.2, the "fair market value" of the Common Stock means the average of the high and low trading prices on the applicable day. This award shall be made by the Company as soon as reasonably practicable following the Commencement Date. Regardless of the date this award is made, the number of restricted shares awarded to Executive shall be calculated as described in the first sentence of this Section 4.2.

        4.3. STOCK OPTION GRANT

        On the Commencement Date, subject to shareholder approval of the Long-Term Incentive Plan' Executive will be awarded an option to purchase 100,000 shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock on the Commencement Date. These options will vest at the rate of 25% on each of the first four anniversaries of the Commencement Date.

        4.4. RELOCATION AND MOVING EXPENSES

        The Company shall pay or reimburse Executive for the following expenses incurred by Executive in connection with his relocation to the Spokane, Washington area:


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        (a) reasonable temporary living expenses, for a period of up to 60 days, incurred by Executive and his family for food, lodging (in a hotel, apartment or club), and other incidentals, including a rental car if necessary;

        (b) reasonable expenses costs incurred by Executive for up to four round trips between Houston, Texas and Spokane, Washington during the first 60 days of Executive's employment;

        (c) reasonable expenses (including airfare, lodging and meals) incurred by Executive's spouse in connection with a homefinding trip of up to seven days to Spokane, Washington;

        (d) reasonable moving expenses incurred by Executive and his family in connection with the moving of their household goods, personal possessions and car (mileage or moving expense) from Houston, Texas to the Spokane, Washington area; and

        (e) if Executive purchases a home in the Spokane, Washington area within the first year of his employment by the Company, the reasonable costs incurred by Executive in connection with the closing of the purchase of such home, including credit reports, surveys, title insurance, brokers commissions, pre-purchase inspection fees, transfer fees, bank loan origination fees and other closing fees.

5. COMPENSATION

        During the Employment Period, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

        5.1. BASE SALARY

        Executive's compensation will consist, in part, of an annual base salary of $750,000 before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of the Company are paid. The Board or a Committee thereof shall determine increases, if any, in the amount of the annual base salary in future years. Notwithstanding the foregoing, a portion of such annual base salary may be deferred by Executive, in Executive's sole discretion, in accordance with the terms of the Company's Executive Deferral Plan.

        5.2. BONUS

        Executive will participate in the Company's Executive Incentive Compensation ("EIC") Plan (or a comparable successor plan). Under the EIC Plan, Executive will be entitled to receive a bonus of 100% of his annual base salary upon achievement of targeted levels of financial and other performance goals (which are established annually by the Compensation Committee of the Board), and will be entitled to receive a bonus of up to 150% of his annual base salary if such targeted levels are exceeded. Notwithstanding the foregoing, with respect to each of 1998 and 1999 even if applicable


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performance goals are not satisfied, Executive will be entitled to receive a minimum guaranteed annual bonus of $300,000 (prorated with respect to 1998 as described below). For any partial calendar year included in the Employment Period, Executive shall be eligible to earn under the EIC Plan the appropriate proportion of such annual base salary and, if applicable, guaranteed annual bonus (e.g.1 assuming the Commencement Date is July 1, 1998, with respect to 1998 the Executive would be eligible to earn a maximum of $562,500 under the EIC Plan ($375,000 if targeted performance levels are met but not exceeded), and Executive's guaranteed annual bonus for 1998 would be $150,000). In accordance with the EIC Plan, payouts thereunder may be made in cash or in shares of the Common Stock, in the discretion of the Compensation Committee.

        5.3. EQUITY INCENTIVE COMPENSATION

        Executive shall be granted an annual award of equity-based incentive compensation (which may be in the form of stock options, restricted stock, performance shares, stock appreciation rights or other forms of equity). The form of the award may vary from year to year, and shall be determined by the Compensation Committee. Each annual grant must have a five-year projected pre-tax value of at least $1,000,000. Executive acknowledges that the projected value is subject to the future market performance of the Common Stock and that there is no guarantee that the actual value of such annual grant will achieve that value. "Projected value" means that at the end of five years from the date of grant, assuming a 15% compound annual growth rate of the market value of the Common Stock, the value of the equity award is, or it may be exercised to obtain Common Stock having a market price of; $1,000,000 over any applicable exercise price. These annual equity incentive compensation awards are subject to vesting, forfeiture and other terms and conditions of the Company's Long-Term Incentive Plan (or comparable successor plan). In the event that the Board desires to grant equity incentive awards to Executive on a date substantially different than the anniversary of the Commencement Date in order to make the grant to Executive hereunder concurrent with grants of equity incentive awards to other executive officers of the Company, then a proportionate adjustment shall be made in the minimum projected pre-tax value of awards relating to less than a full year.

The initial annual equity incentive compensation award granted to Executive under this Section 5.3 shall consist of options to purchase 50,000 shares of Common Stock, with an exercise price equal to the fair market value of the Common Stock on the grant date, and with vesting at the rate of 25% per year on each anniversary of the grant date.


6. RETIREMENT BENEFITS

        Executive shall be entitled to participate in the Company's Retirement Plan for Employees and the Supplemental Executive Retirement Plan (or in the applicable successor plans thereto). For purposes of the Supplemental Executive Retirement Plan, Executive will vest at the rate of 20% per year of employment, and for purposes of both the Retirement Plan for Employees and the Supplemental Executive Retirement Plan, Executive will receive one year of past service credit for each year of future service at the Company.



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7. OTHER FRINGE BENEFITS

        During the Employment Period, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in all health care, insurance, deferred compensation and other employee benefit plans generally available to officers or senior executives of the Company, consistent with the terms of those plans as they may currently exist or be modified from time to time. Executive shall also be entitled to not less than 30 days paid leave pursuant to the Company's One-Leave Program (as currently in effect or as may be modified from time to time) and to holidays and other fringe benefits provided by the Company policy to officers or senior executives of the Company, as those policies may currently exist or be modified from time to time.

8. REIMBURSEMENT OF BUSINESS EXPENSES

        The Company agrees to pay or reimburse Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board.

9. TERMINATION

        Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 11 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder:

        9.1. BY THE COMPANY

        With or without Cause (as defined below), the Company may terminate the employment of Executive at any time during the Employment Period upon giving Notice of Termination (as defined below).

        9.2. BY EXECUTIVE

        With or without Good Reason (as defined below), Executive may terminate his employment at any time during the Employment Period upon giving Notice of Termination.

        9.3. AUTOMATIC TERMINATION

        This Agreement and Executive's employment hereunder shall terminate automatically upon the death or total disability of Executive. The term "total disability" as used herein shall mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). Termination under this Section 9.3 shall be deemed to be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon a determination by the Board of Executive's total disability, as defined herein.



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        9.4. NOTICE

        The term "Notice of Termination" shall mean at least 20 days' written notice of termination of Executive's employment, during which period Executive's employment and performance of services will continue; provided, however that the Company may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date on which such 20-day period expires.

        9.5. CAUSE

        Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" is limited to the occurrence of one or more of the following events:

        (a) Failure or refusal to carry out the lawful duties of Executive described in Section 1 hereof or any directions of the Board of Directors of the Company, which directions are reasonably consistent with the duties herein set forth to be performed by Executive;

        (b) Violation by Executive of a state or federal criminal law involving the commission of a crime against the Company or a felony;

        (c) Current use by Executive of illegal substances; deception, fraud, misrepresentation or dishonesty by Executive; any incident materially compromising Executive's reputation or ability to represent the Company with the public; any act or omission by Executive which substantially impairs the Company's business, good will or reputation; or any other misconduct; or

        (d) My other material violation of any provision of this Agreement.

        9.6. GOOD REASON

        Wherever reference is made in this Agreement to termination being with or without Good Reason, "Good Reason" is limited to the occurrence of one or more of the following events:

                (a) the reduction in the Executive's annual base salary as specified in Section 5.1 of this Agreement or the reduction in the value of other bonus payments or equity awards that Executive is eligible to receive under Sections 5.2 and 5.3 of this Agreement (provided, however, that Good Reason shall not exist under this Section 9.6(a) in the event Executive does not actually realize such values because of failure to satisfy performance or other criteria applicable to such bonus payments or equity awards);

                (b) the material diminution or reduction without his consent of the Executive's title, authority, duties or responsibilities;


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                (c) the Company requiring Executive without his consent to be based at any offices or locations other than the locations specified in
        Section 1 of this Agreement; or

                (d) any breach by the Company of any other material provision of this Agreement.

10. TERMINATION PAYMENTS

        In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 10:

        10.1. TERMINATION BY THE COMPANY

        If the Company terminates Executive's employment without Cause prior to the end of the Employment Period, (a)(i) Executive will be entitled to receive termination payments equal to the greater of 24 months' annual base salary or the annual base salary Executive would have received if his employment hereunder had continued until the end of the Employment Period; (ii) the restricted stock award granted to Executive under Section 4.2 hereof will vest in full; and (iii) vesting of all other equity awards or stock options granted to Executive pursuant to this Agreement will accelerate on the date of termination, but only up to the percentage that would have been vested had Executive remained in regular employment with the Company to the end of the Employment Period; and (b) Executive will be entitled to receive any unpaid annual base salary which has accrued for services already performed as of the date termination of Executive's employment becomes effective. For purposes of determining under clause (a)(iii) above whether equity awards or options that vest upon achievement of stock price appreciation goals would have been vested at the end of the Employment Period, a 15% annual growth rate in the market price of the Common Stock from the date of termination of employment shall be assumed.

        If Executive is terminated by the Company for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

        10.2. TERMINATION BY EXECUTIVE

        In the case of the termination of Executive's employment by Executive other than for Good Reason, Executive shall not be entitled to any payments hereunder, other than those set forth in Section 10. 1(b) hereof In the case of the termination of Executive's employment for Good Reason, Executive shall be entitled to receive those payments set forth in Section 10.1(a) and (b) hereof.

        10.3. EXPIRATION OF TERM

        In the case of a termination of Executive's employment as a result of the expiration of the Employment Period, Executive shall not be entitled to receive any payments hereunder, other than those set forth in Section 10.1 (b) hereof.


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        10.4. TERMINATION BECAUSE OF DEATH OR TOTAL DISABILITY

        In the event of a termination of Executive's employment because of his death or total disability, Executive or his personal representative shall be entitled to receive termination payments in accordance with the Company's Executive Income Continuation Plan' or any successor plan thereto generally applicable to the Company's executive officers.

        10.5. TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

        Executive and the Company shall enter into a Change in Control Agreement, in the form attached hereto as Exhibit A. Notwithstanding Sections
10.1 and 10.2 of this Agreement and in full substitution of all payments otherwise due thereunder, if Executive's employment is terminated for any reason following a Change in Control (as defined in such agreement) of the Company, Executive shall be entitled to receive those termination payments provided in the Change in Control Agreement. The letter agreements or other documents evidencing the equity awards and stock options granted to the Executive pursuant to this Agreement shall not provide for automatic acceleration of vesting in the event of a Change of Control of the Company unless such Change of Control is a result of the Company being taken over by another corporation, entity or person(s). In addition to the ordinary meaning and usage in corporate settings of the terms "takeover" and "taken over," the Company shall be considered taken over if it has a controlling shareholder whose control of the Company has not been specifically approved by a majority of the members of the Board of Directors who do not represent and are not affiliated with such controlling shareholder.

        10.6. PAYMENT SCHEDULE

        All payments under this Section 10 shall be made to Executive at the same interval as payments of salary were made to Executive immediately prior to termination.

11. NONCOMPETITION AND NONSOLICITATION

        11.1. APPLICABILITY

        This Section 11 shall survive the termination of Executive's employment with the Company or the expiration of the Employment Period.

        11.2. DEFINITION OF THE COMPANY

        For purposes of Sections 11.3 and 11.4 hereof; the "Company" shall include all subsidiaries of the Company and any business ventures in which the Company or its subsidiaries may participate.

        11.3. SCOPE OF COMPETITION

        Executive agrees that he will not, directly or indirectly, during his employment and for a period of the greater of (a) two years from the date on which his employment


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with the Company terminates (for any reason), or this Agreement expires, or (b)
if applicable, the period of time as to which Executive is entitled to receive termination payments under Section 10. 1(a)(i) hereof; be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include any entity which, directly or indirectly, competes with the Company or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by the Company or the feasibility for production of which the Company is then actually studying, or which is preparing to market or is developing products or services that will be in competition with the products or services then produced or being studied or developed by the Company, in each case within the United States or Canada, unless released from such obligation in writing by the Board. Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided however that nothing herein shall prevent the purchase or ownership by Executive of shares which constitute less than five percent of the outstanding equity securities of a publicly or privately held corporation, if Executive had no other relationship with such corporation.

        11.4. SCOPE OF NONSOLICITATION

        Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any executive or consultant of the Company to cease his or her relationship with the Company or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to do business or in any way become associated with any Competitor. This Section 11.4 shall apply during the time period and geographical area described in Section 11.3 hereof.

        11.5. CONFIDENTIAL INFORMATION

        Employee acknowledge that the Company's business is highly competitive and that the Company's books, records and documents, the Company's technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company's customers and business Affiliates, all comprise confidential business information and trade secrets of the Company which are valuable, special, and unique assets of the Company, which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Employee further acknowledges that protection of the Company's confidential business information and trade secrets against unauthorized disclosure and use, is of critical importance to the Company in maintaining its competitive position. Accordingly, Employee hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except for the


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benefit of, and on behalf of the Company, or make any use thereof, except for the benefit of; and on behalf of the Company. For the purposes of this Section, the term the "Company" shall also include Affiliates of the Company.

        11.6. RETURN OF MATERIALS

        In the event of the termination of Executive's employment with the Company or the expiration of this Agreement, Executive will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to the Company which pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

        11.7. EQUITABLE RELIEF

        Executive acknowledges that the provisions of this Section 11 are essential to the Company, that the Company would not enter into this Agreement if it did not include this Section 11 and that damages sustained by the Company as a result of a breach of this Section 11 cannot be adequately remedied by damages, and Executive agrees that the Company, notwithstanding any other provision of this Agreement, including, without limitation, Section 18 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 11.


12. REPRESENTATIONS AND WARRANTIES

        In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

13. INDEMNIFICATION

        Executive and the Company shall enter into an Indemnification Agreement in the form attached hereto as Exhibit B. Executive shall be indemnified by the Company to the extent permitted by applicable law and as provided by the Company's Bylaws.

14. NOTICE AND CURE OF BREACH

        Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in
Section 9.5 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 20 days' prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 20-day period.


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15. FORM OF NOTICE

        All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by reputable overnight courier, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof. Such notice shall be effective upon receipt or upon refusal of the addressee to accept delivery.

         If to Executive:               Mr. Thomas Matthews

                                        ____________________________________

                                        ____________________________________


         If to the Company:             The Washington Water Power Company
                                        Attn: _____________________________
                                        1411 East Mission Avenue
                                        Spokane, WA

16. ASSIGNMENT

        This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. WAIVERS

        No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

18. ARBITRATION

        Subject to the provisions of Section 11.7 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by the Company and Executive or chosen in accordance with the


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AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

19. AMENDMENTS IN WRITING

        No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

20. SEVERABILITY

        If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

21. MISCELLANEOUS

        (a) This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

        (b) All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

        (c) This Agreement, and any amendment or modification entered into pursuant to Section 19 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.


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        (d) This Agreement on the date hereof constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

                                            EXECUTIVE:

                                            /s/ Thomas M. Matthews
                                               ---------------------------------

                                            COMPANY:



                                            By: /s/ Paul A. Redmond
                                               ---------------------------------
                                            Its: Chairman & CEO
                                                --------------------------------